Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708

For Immediate Release

SANTARUS REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Total revenues of $26.6 million; Net income of $2.7 million

Full year 2011 net income guidance improved to approximately $2.0 million

Conference call to begin at 5:00 p.m. Eastern time today

SAN DIEGO (August 3, 2011) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended June 30, 2011. Key financial results include:

•	Total revenues of $26.6 million

•	Net income of $2.7 million, or $0.04 per diluted share

•	Cash, cash equivalents and short-term investments of $56.6 million as of June 30, 2011

“Our second quarter revenues reflect positive prescription and sales trends for GLUMETZA® and CYCLOSET® and a continuing significant contribution from ZEGERID®,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We are on track to meet our guidance for 2011 total revenues of approximately $110 million. Additionally, we are raising our outlook for full year net income to approximately $2.0 million from our prior outlook of GAAP breakeven. We expect to achieve net income of approximately GAAP breakeven for the second half of the year based upon our expectation of increases in revenues offset by increases in license fees and operating expenses, particularly estimated R&D costs.”

He added, “On the product development front, based on a pre-NDA meeting with the U.S. Food and Drug Administration (FDA) held in late May 2011, we plan to submit a New Drug Application for budesonide MMX® for the induction of remission of mild or moderate active ulcerative colitis by the end of 2011.”

Business Highlights

Key second quarter and recent business activities include the following:

•

Announced that data from the investigational drug budesonide MMX Phase III clinical program were featured in two oral presentations at the 2011 Digestive Disease Week Meeting, the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery.

•

Announced that new data from open-label studies evaluating the efficacy and safety of the investigational drug RHUCIN® (recombinant human C1 inhibitor) for the treatment of acute angioedema in patients with Hereditary Angioedema were presented at the 7th C1 Inhibitor Deficiency Workshop in Budapest, Hungary.

•

Appointed Wendell Wierenga, Ph.D., to the newly created position of executive vice president, research and development, with responsibility for overseeing clinical research, regulatory affairs, quality assurance, medical affairs and pharmacovigilance.

Second Quarter 2011 Financial Results

Total revenues were $26.6 million for the second quarter of 2011 and $41.7 million for the second quarter of 2010. The decrease resulted primarily from lower net sales of ZEGERID brand products due to generic competition for ZEGERID Capsules prescription products, offset in part by higher promotion revenue for GLUMETZA.

Net product sales were $14.7 million for the second quarter of 2011 and $32.9 million for the second quarter of 2010. For the second quarter of 2011, net product sales consisted of approximately $13.0 million in net sales of ZEGERID brand prescription products and the authorized generic version of ZEGERID Capsules, and approximately $1.7 million in net product sales of CYCLOSET. For the second quarter of 2010, net product sales consisted of sales of ZEGERID brand products.

GLUMETZA promotion revenue was $11.1 million in the second quarter of 2011 compared with $8.1 million in the second quarter of 2010. GLUMETZA 500 mg had been the subject of a voluntary recall and supply interruption, which resulted in this dosage strength being unavailable from June 2010 through early January 2011. Shipments of GLUMETZA 500 mg resumed in January 2011.

Santarus reported net income of $2.7 million, or $0.04 per diluted share, for the second quarter of 2011, compared with net income of $6.0 million, or $0.10 per diluted share, for the second quarter of 2010.

The cost of product sales was $1.8 million for the second quarter of 2011, or approximately 13% of net product sales, compared with $3.8 million in the second quarter of 2010, or approximately 12% of net product sales.

License fees and royalties were $2.0 million for the second quarter of 2011 compared with $2.3 million for the second quarter of 2010.

Research and development (R&D) expenses were $3.8 million for the second quarter of 2011 compared with $4.5 million for the second quarter of 2010. The decrease in R&D expenses was primarily attributable to lower costs associated with the budesonide MMX and rifamycin SV MMX® Phase III clinical programs, partially offset by costs associated with a Phase I clinical study with SAN-300.

Selling, general and administrative (SG&A) expenses were $16.1 million for the second quarter of 2011 and $24.9 million for the second quarter of 2010. The decrease in SG&A expenses was primarily attributable to lower compensation, benefits and related employee costs and a decrease in ZEGERID promotional spending related to the decision in the third quarter of 2010 to cease promotion of ZEGERID prescription products and to implement a corporate restructuring resulting from Par Pharmaceutical’s decision to launch a generic version of ZEGERID Capsules in late June 2010. These decreases in SG&A expenses were offset in part by advertising and promotional spending associated with CYCLOSET.

Six Months Ended June 30, 2011

For the six months ended June 30, 2011, total revenues were $49.4 million compared with $81.4 million for the six months ended June 30, 2010.

Santarus reported net income of $2.2 million, or $0.04 per diluted share, for the first six months of 2011, compared with net income of $9.3 million, or $0.15 per diluted share, for the first six months of 2010.

As of June 30, 2011, Santarus had cash, cash equivalents and short-term investments of $56.6 million, an increase of approximately $1.8 million in the second quarter. Cash, cash equivalents and short-term investments were $60.8 million as of December 31, 2010.

Financial Outlook for 2011

Santarus is providing the following outlook for 2011:

•	Total revenues of approximately $110 million.

•	If annual GLUMETZA net product sales exceed $80 million during the calendar year, license fee expenses will include a $3 million milestone payable to Depomed.

•

R&D expenses of approximately $20 million to $23 million, including estimated costs associated with the preparation and submission of the NDA for budesonide MMX, increasing enrollment in the Phase III clinical study with rifamycin SV MMX for the treatment of patients with travelers’ diarrhea, the ongoing Phase I clinical study with SAN-300, as well as other development costs.

•	SG&A expenses of up to approximately $70 million.

•

Net income of approximately $2.0 million, an improvement from the prior outlook of GAAP breakeven. The net income outlook includes a $3 million success-based milestone payable to Depomed, as described above.

Conference Call

Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, August 3, 2011. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 83541554. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes.

Santarus also has a diverse development pipeline, including three investigational drugs in Phase III clinical programs: budesonide MMX® for induction of remission of active ulcerative colitis, RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, in addition to other earlier-stage development programs. More information about Santarus is available at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding financial results, anticipated prescription trends and development program timelines.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus' business, including, without limitation: Santarus' ability to generate revenues from GLUMETZA and CYCLOSET; Santarus' ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; Santarus' ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of the GLUMETZA, ZEGERID and ZEGERID OTC® patent litigation; Santarus’ ability to continue to generate revenues from its branded and authorized generic ZEGERID prescription products and the impact on Santarus' business and financial condition of the ongoing generic competition for ZEGERID; Santarus' ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; the impact on Santarus' business of significant change, and the risk that Santarus may not be successful in integrating its new marketed products and development-stage products into its existing operations or in realizing the planned results from its expanded product portfolio and pipeline; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus' products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus' and its strategic partners' products; fluctuations in quarterly and annual results; Santarus' ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of healthcare reform legislation and the recent turmoil in the financial markets; and other risks detailed in Santarus' prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus® , ZEGERID® and ZEGERID OTC® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$56,550	$60,797
Accounts receivable, net	5,649	7,156
Inventories, net	2,761	3,025
Prepaid expenses and other current assets	7,595	6,092

Total current assets	72,555	77,070
Long-term restricted cash	1,050	1,300
Property and equipment, net	696	774
Intangible assets, net	12,674	13,980
Goodwill	2,913	2,913

Total assets	$89,888	$96,037

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$19,122	$29,310
Allowance for product returns	11,907	13,450

Total current liabilities	31,029	42,760
Deferred revenue, less current portion	2,534	2,635
Long-term debt	10,000	10,000
Other long-term liabilities	2,779	2,659
Total stockholders’ equity	43,546	37,983

Total liabilities and stockholders' equity	$89,888	$96,037

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Product sales, net	$14,694	$32,866	$26,675	$61,876
Promotion revenue	11,055	8,100	21,317	16,924
Royalty revenue	858	708	1,429	2,378
Other license revenue	—	—	—	245

Total revenues	26,607	41,674	49,421	81,423
Costs and expenses:
Cost of product sales	1,845	3,793	3,365	5,366
License fees and royalties	1,999	2,298	3,882	5,258
Research and development	3,812	4,540	7,138	9,557
Selling, general and administrative	16,116	24,928	32,594	51,467

Total costs and expenses	23,772	35,559	46,979	71,648

Income from operations	2,835	6,115	2,442	9,775
Other income (expense):
Interest income	4	24	14	46
Interest expense	(113)	(113)	(226)	(229)

Total other income (expense)	(109)	(89)	(212)	(183)

Income before income taxes	2,726	6,026	2,230	9,592
Income tax expense	20	1	40	256

Net income	$2,706	$6,025	$2,190	$9,336

Net income per share:
Basic	$0.04	$0.10	$0.04	$0.16

Diluted	$0.04	$0.10	$0.04	$0.15

Weighted average shares outstanding used to calculate net income per share:
Basic	60,349,209	58,459,569	60,272,319	58,408,054
Diluted	63,118,902	61,164,993	62,433,165	61,811,085

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